Exhibit 99.1

Horsehead Holding Corp. Reports Second Quarter 2014 Results

PITTSBURGH--(BUSINESS WIRE)--August 6, 2014--Horsehead Holding Corp. (Nasdaq: ZINC) reported a consolidated net loss of $5.1 million, or $(0.10) per diluted share, for the second quarter of 2014 compared to a consolidated net loss of $0.8 million, or $(0.02) per diluted share, for the second quarter of 2013. Results for the quarter, adjusted to exclude unfavorable non-cash adjustments associated with hedges, was a loss of $3.2 million, or $(0.06) per diluted share, compared to a consolidated net loss on the same basis of $0.4 million for the second quarter of 2013, or $(0.01) per diluted share.

“The second quarter represented a significant milestone in the Company’s transition from Monaca to Mooresboro. Our financial results were affected by several transitional issues including the shutdown of operations of the smelter at the Monaca, Pennsylvania facility, the startup of the Mooresboro, North Carolina facility and the ramp-up of the new seventh furnace at Zochem” said Jim Hensler, President and Chief Executive Officer.

During the second quarter, we accomplished several critical steps in our transition plan:

  Zinc production at our new Mooresboro, North Carolina facility commenced on May 21, 2014, and the first full month of production exceeded internal projections for the first month of a ramp up period, a period expected to be completed by the end of this year. Construction of the co-product recovery circuit designed to recover lead and silver was completed and commissioning started at our Mooresboro facility,
  We permanently closed the zinc smelter in our Monaca, Pennsylvania facility at the end of April 2014 and we continued to progress with demolition at the site,
  Zochem had a strong quarter, with shipments increasing 77% compared to the prior year’s second quarter, reflecting the addition of a seventh furnace and full integration of our zinc oxide business into a single location, and
  INMETCO also had a strong quarter, with a 4% increase in production as income before taxes increased 78% versus the prior year’s quarter after excluding the net effect of an insurance settlement and non-cash hedge adjustments.

“We were pleased with the initial operation of the new zinc plant in Mooresboro and after a temporary outage for equipment repairs we have resumed zinc production. We are also pleased with the recent increase in commodity prices. The LME zinc price recently reached a three-year high in July which, if sustained, will result in higher earnings going forward,” added Hensler.

Second Quarter Highlights

Compared to the same quarter last year:

  Zinc product shipments, excluding sales of zinc calcine and waelz oxide, decreased 3,893 tons, or 9.1%, to 38,831 tons for the quarter, reflecting the shutdown of operations and liquidation of inventory at the Monaca facility and the start of shipments from Mooresboro. Shipment of zinc calcine and waelz oxide totaled 29,225 tons for this quarter.
  The LME zinc price averaged $0.94/lb for the second quarter of 2014 compared to $0.83/lb for the second quarter of 2013. The LME nickel price averaged $8.38/lb for the second quarter of 2014 compared to $6.79/lb for the second quarter of 2013. Zinc prices were hedged at $0.94/lb for the second quarter of 2014.
  Net sales, excluding $2.5 million related to non-cash hedge charges for the current quarter and $0.8 million for the second quarter of 2013, increased $17.5 million, or 15.7%, to $128.8 million, with higher LME prices and shipments of zinc calcine and waelz oxide more than offsetting the decline in shipments of zinc products.
  Cost of sales were $116.1 million, or $13.6 million higher than the prior year quarter, excluding the effect of $2.5 million of insurance settlement proceeds in the prior year quarter. This increase was due to the higher volume of total shipments of zinc products, including waelz oxide and calcine, increased feed cost at Zochem due to the higher LME zinc price, the startup of the Mooresboro facility and estimated closure-related costs at Monaca of $1.3 million, partially offset by the reduced level of operations at the recycling and Monaca facilities.
  Interest expense increased $2.6 million, or $(0.04) per diluted share, reflecting reduced levels of capitalized interest and higher levels of debt as the new zinc plant was placed into service during the quarter.
  Adjusted EBITDA(1) was $9.1 million for the quarter compared to $6.6 million for the same quarter last year. Adjusted EBITDA was $26.0 million and the LME zinc price was $0.89/lb for the twelve months ended June 30, 2014 compared to $40.2 million and a LME zinc price of $0.87/lb, respectively, for the twelve months ended June 30, 2013.
  Cash provided by operating activities was $19.4 million for the quarter ended June 30, 2014, as decreased accounts receivable and inventory was partially offset with a reduction in accounts payable and accrued expenses during the quarter. Capital spending was $34.7 million for the quarter. Cash on hand was $53.1 million at the end of the quarter. In addition, we had $2.8 million of unused availability under our various credit facilities as of June 30, 2014. Approximately $50.0 million of additional liquidity was added in July 2014 through the issuance of secured and unsecured notes. These notes have a June 2017 maturity and are callable in 2016 under the same terms as the existing senior secured notes. We continue to believe we have adequate liquidity to meet the capital needs of the business through the ramp-up of the Mooresboro facility and into next year.

Shipments and Production Data

	Quarter ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Zinc production - tons	21,676	39,236	56,185	80,137
Zinc product shipments - tons	38,831	42,724	77,373	85,650
Zinc contained - tons	35,241	38,381	70,250	76,845
Net sales realization
Zinc products - per lb	$1.03	$0.97	$1.02	$1.01
Zinc products - per lb zinc contained	$1.14	$1.08	$1.13	$1.12
EAF dust receipts - tons	150,576	155,648	290,684	312,295
Nickel remelt alloy shipments - tons	7,620	7,217	14,891	14,075
LME average zinc price - per lb	$0.94	$0.83	$0.93	$0.88
LME average nickel price - per lb	$8.38	$6.79	$7.49	$7.32

Business Outlook

Hensler added, “Our results compared to the prior year’s second quarter reflect the unusual, one-time effect associated with the shutdown of Monaca at the end of April, the start-up of our new Mooresboro plant in May and the ramp-up of zinc oxide production at Zochem. Although shipments of finished zinc products were down by approximately 9% from the second quarter of 2013, this was more than offset by the sale of zinc calcine and waelz oxide which exceeded 29,000 tons for the quarter. We began production at Mooresboro on May 21, 2014, and produced over 3,100 tons of metal during the remainder of the quarter. The first month of operation validated that the process, as designed, is capable of producing special high grade quality electrolyte from waelz oxide using the solvent extraction process. While we have experienced normal start-up issues including some equipment malfunctions, we have not identified any insurmountable technical or operational obstacles that materially challenge the value proposition of this project. Despite taking a temporary shutdown in July to repair mixing equipment that malfunctioned, the facility has restarted and is continuing the ramp-up process, which is expected to continue through the remainder of this year. Once we are operating at full capacity, we continue to believe we will realize $90 to $110 million of incremental EBITDA benefit as a result of the new facility. In the meantime, we continue to sell calcine and waelz oxide during the ramp up to supplement production from Mooresboro. Once we reach 80-85% capacity utilization, we will seek additional sources of feed. Our expectation is that we will source that material primarily from our ThirtyOx joint venture, which is expected to be ready for production in August. We also have begun commissioning activities on the recently completed lead-silver recovery circuit. We expect first concentrate production in August of 2014, and estimate the ramp up period for this process to be approximately one year.”

We ceased operation of the Monaca smelter at the end of April 2014. The final month of operation experienced higher than normal unit operating costs as productivity suffered while we endeavored to keep four of the six furnaces operating in the final weeks before the facility was permanently shut down. In addition, we incurred additional costs after shut down as we retained a skeleton crew to ship finished product from inventory, de-energize and ready buildings for demolition and to remove assets and materials that we plan to use in other facilities. While some of these costs were reimbursed by Shell Chemical, we estimate that operating inefficiencies in the final weeks of operation and shutdown costs related to the Monaca facility contributed $1.9 million to operating losses in the quarter.

Demolition of the Monaca site, undertaken pursuant to our option agreement with Shell Chemical, continued during the second quarter. Demolition of buildings around the perimeter of the facility is complete and with the shutdown of the smelter at the end of April, demolition of the remaining structures is underway. Shell Chemical continues its activities related to its ongoing review of the Monaca location for its proposed petrochemical complex.

During the second quarter, EAF dust tons processed increased by almost 10% compared with the first quarter of 2014 and EAF dust received increased by approximately 8% over the same period, as steel industry capacity utilization held steady at 76.4%. The increase compared with the first quarter was primarily due to severe weather in the first quarter affecting the logistics of EAF dust deliveries. While we idled kiln capacity in April to balance capacity with supply, we returned to full operation at our recycling plants in May as dust receipt levels improved. We expect to operate all of our waelz kilns through the third quarter of 2014. Depending on the ramp-up rate at Mooresboro, we expect to cease operation of the calcining process in Palmerton, a key cost reduction benefit of the Mooresboro project, before the end of this year.

Zochem’s earnings before taxes for the quarter were $3.3 million, which increased 59% compared with the prior year’s second quarter due primarily to higher product margins and increased volume. Zochem’s strong second quarter was fueled by an increase in shipments of 77% compared to the prior year’s second quarter. This marked the second similarly strong quarter in a row for Zochem, with this quarter’s improvement resulting from, among other factors, the ramp-up of a seventh furnace and full integration of our zinc oxide business into a single location. Zinc oxide prices improved slightly during the quarter compared to the first quarter of 2014. In July 2014, we took a planned outage on one of the furnaces to replace worn refractories. We are also installing additional baghouse modules on several furnaces which, once completed in August, should provide additional production capacity going forward.

INMETCO’s earnings before taxes excluding mark-to-market adjustments on hedges were $4.6 million for the quarter, which is an increase of 78% versus the prior year’s quarter after excluding a favorable one-time insurance settlement. Tolling receipts were up 6.8% and total pig sales were up 5.6%. Nickel price also contributed to the positive quarter at INMETCO as the price was up 23.4% over the second quarter of 2013 and up 26% over the first quarter of 2014. We continue to evaluate modest capital investments to get further increases in capacity later this year.

We believe the outlook for the zinc market remains strong, both in terms of demand and price, and the nickel price outlook appears also to be strong. At full zinc production, annualized EBITDA would be expected to increase by approximately $25 to $30 million for each 10 cent increase in the price of zinc. While we were hedged through the second quarter of 2014, as we entered the third quarter, we no longer had zinc hedges in place. We recently hedged 6,000 tons of zinc per month for August and September at slightly over $1.07/lb to reduce volatility during our continued ramp up of production at Mooresboro. We will continue to evaluate the desirability of placing additional short-term hedges during the remaining ramp-up of Mooresboro. Longer-term, the expected lowering of the business’s zinc-price break-even point, once Mooresboro is fully ramped-up, significantly lowers the risk associated with the potential for a drop in commodity prices.

We added approximately $62 million of additional liquidity since the first quarter by expanding and enhancing our credit facilities, issuing $10 million of additional senior secured notes and $40 million in new unsecured notes. This additional financing more than offset the reduction in availability under our $60 million revolving credit facility as the liquidation of inventory and receivables from the shutdown of the Monaca operation reduced the borrowing base. The borrowing base is expected to be restored once the Mooresboro facility is fully ramped up. We believe that this additional liquidity combined with our cash on hand and expected cash flow from our businesses will provide adequate liquidity to support general corporate purposes and potential new business opportunities through the full ramp up of the Mooresboro facility.

Conference Call Information

Horsehead will conduct a conference call with investors and analysts on Wednesday, August 6, 2014, at 11:00 am EDT to discuss its second quarter. Dial-in instructions are as follows.

Dial-In Numbers:
United States:	1 (877) 261-8992
International:	1 (847) 619-6548

Confirmation Number:	3767 4494

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://event.on24.com/r.htm?e=820496&s=1&k=ABD335B23CF37B66CE34740C3F0D08B1

A replay of the call will be available beginning at 1:30 pm EDT on Wednesday, August 6, 2014 and ending on Wednesday, August 13, 2014 at 11:59 pm EDT. Dial in instructions for the replay is as follows.

Dial-In Numbers:
United States:	1 (888) 843-7419
International:	1 (630) 652-3042
Access Code:	3767 4494#

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 700 people and has seven facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, future operating levels and metal prices, proposed and potential initiatives and strategy, financial and performance targets and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. Our actual results, performance or achievement could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):

Income Statement (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Net sales	$126,265	$110,456	$236,329	$228,718
Cost of sales (excluding depreciation and amortization)	116,075	102,428	216,075	202,441
Insurance claim income	-	2,450	-	2,450
Gross profit (excluding depreciation and amortization)	10,190	10,478	20,254	28,727
Depreciation and amortization	8,115	7,347	12,968	14,451
S G & A expenses	6,087	5,706	12,125	11,536
(Loss) income from operations	(4,012)	(2,575)	(4,839)	2,740
Interest expense	2,996	439	3,534	1,520
Interest and other income	279	1,448	2,767	1,872
(Loss) income before taxes	(6,729)	(1,566)	(5,606)	3,092
Income tax (benefit) provision	(1,609)	(738)	(1,215)	1,092
Net (loss) income	$(5,120)	$(828)	$(4,391)	$2,000

(Loss) earnings per diluted share	$(0.10)	$(0.02)	$(0.09)	$0.05

Weighted average diluted shares outstanding	50,711	44,106	50,646	44,372

Adjusted EBITDA (1)	$9,058	$6,586	$11,363	$18,966

Balance Sheet Items

	June 30, 2014	December 31, 2013
	(unaudited)
Cash and equivalents	$53,094	$136,327
Other current assets	114,184	139,826
Property, plant and equipment, net	792,575	708,250
Other assets	19,191	20,909
Total assets	$979,044	$1,005,312

Current liabilities	$133,025	$161,819
Long-term debt	358,106	354,768
Other long-term liabilities	44,111	43,831
Stockholders’ equity	443,802	444,894
Total liabilities and stockholders’ equity	$979,044	$1,005,312

Segment Information (unaudited)

Three months ended June 30, 2014	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$75,831	$37,082	$13,786	$(434)	$126,265
(Loss)income before income taxes	(11,412)	3,321	3,666	(2,304)	(6,729)
Three months ended June 30, 2013	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$76,446	$20,244	$14,214	$(448)	$110,456
(Loss)income before income taxes	(8,400)	2,086	4,965	(217)	(1,566)

Six months ended June 30, 2014	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$138,090	$72,829	$26,206	$(796)	$236,329
(Loss)income before income taxes	(15,367)	6,796	5,361	(2,396)	(5,606)
Six months ended June 30, 2013	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$160,316	$40,393	$28,994	$(985)	$228,718
(Loss)income before income taxes	(9,281)	4,137	9,045	(809)	3,092

(1)

Adjusted EBITDA is a non-GAAP financial measure. Management uses adjusted EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that Adjusted EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of adjusted EBITDA to net income (loss):

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Net (loss) income	$(5,120)	$(828)	$(4,391)	$2,000
Non-cash hedge adjustments	2,499	849	(601)	(198)
Non-cash compensation expense	1,177	965	2,410	1,973
Severance and other - Monaca	1,279	-	1,425	-
Income tax (benefit) provision	(1,609)	(738)	(1,215)	1,092
Interest expense	2,996	439	3,534	1,520
Interest and other income	(279)	(1,448)	(2,767)	(1,872)
Depreciation and amortization	8,115	7,347	12,968	14,451
Adjusted EBITDA	$9,058	$6,586	$11,363	$18,966

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, Vice President & CFO, 724-773-9000